PROSPECTUS Dated August 26, 2003                     Pricing Supplement No. 1 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                      Dated August 29, 2003
                                                                  Rule 424(b)(3)

                                 MORGAN STANLEY

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2008

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2008) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 40,000,000

Maturity Date:                 October 17, 2008; provided that if such day is
                               not a business day, the maturity date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case the maturity date will be the immediately preceding business day.

Settlement Date (Original
    Issue Date):               October 17, 2003

Interest Accrual Date:         October 17, 2003

Issue Price:                   99.91%

Specified Currency:            Euro

Redemption Percentage
    at Maturity:               100%

Base Rate:                     EURIBOR

Spread (Plus or Minus):        Plus 0.27% per annum

Spread Multiplier:             N/A

Index Currency:                N/A

Index Maturity:                Six Months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second TARGET settlement
                               day immediately preceding the original issue date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each April 17 and October 17, commencing April
                               17, 2004; provided that if any interest payment date (including the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

Interest Payment Period:       Semi-annual

Interest Reset Dates:          Each interest payment date

Interest Reset Period:         Semi-annual

Interest Determination
    Dates: The second TARGET settlement day immediately preceding each interest reset date

Reporting Service:             Telerate (Page 248)

Business Days:                 TARGET and New York

Calculation
    Agent:                     JPMorgan Chase Bank
                               (formerly known as The Chase Manhattan Bank)
                               (London Branch)

Agent:                         Morgan Stanley & Co. International Limited

Denominations:                 Euro 10,000

Common Code:                   017606239

ISIN:                          XS0176062395

Other Provisions:              N/A


     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY